                                                                    EXHIBIT 99.1


FOR RELEASE:  November 2, 2004

                                                           CONTACT: Donna Alston
                                                         Manager, Communications
                                                                  (610) 645-1095
                                                        dpalston@aquaamerica.com
                                                        ------------------------

                                                                  Randi Polanich
                                                Senior Communications Specialist
                                                                  (610) 645-1175
                                                      rmpolanich@aquaamerica.com
                                                      --------------------------


             AQUA AMERICA REPORTS INCREASES IN REVENUE AND OPERATING
                          INCOME FOR THIRD QUARTER 2004
   NET INCOME UP DESPITE HEAVY RAINFALL; 8.3 PERCENT DIVIDEND INCREASE SET FOR
                               DECEMBER 1 PAYMENT

BRYN MAWR, PA, November 2, 2004 - Aqua America, Inc. (NYSE: WTR) cited customer growth and rate awards in key states as the primary factors that resulted in increased operating revenues, operating income and net income in the third quarter compared to the same period in 2003, despite having experienced rainy and stormy weather during the third quarter.

Third quarter operating revenues grew 17.8 percent to $120.3 million from $102.2 million for the same quarter in 2003 as a direct result of customer growth from recent acquisitions and increased rates in many of the states where the company operates. Operating income was up 10.1 percent to $51.0 million from $46.3 million for the same quarter in 2003. "Considering the severe weather we experienced in our mid-Atlantic and Southern states, we are very pleased with our results," said Aqua America Chairman Nicholas DeBenedictis. "Traditionally, it is the third quarter during which weather can have an incremental impact of as much as 10 percent (up or down) on earnings. In Southeastern Pennsylvania where more than 335,000 water customers are concentrated, rainfall during the summer months of June, July and August averaged 50 percent above normal. The one piece of good news resulting from the excessive rain however, is all of our company reservoirs in the area are full and ready for next year."

Net income increased 2.0 percent to $24.1 million from $23.6 million for the same quarter of 2003. Corresponding net income per diluted share was $0.26 for the quarter, compared to $0.26 for the same quarter in 2003 on 4.1 percent additional shares outstanding. Third quarter 2003 net income per diluted share included an approximate $0.03 gain due to an asset sale ($2.4 million after tax) during the quarter, compared to a $0.003 gain from asset sales in the third quarter of 2004.

Operating revenues for the nine months ended September 30, 2004 increased 22.8 percent to $326.6 million from $266.0 million for the same period in 2003. Net income for the nine months ended September 30, 2004 increased 10.2 percent to $57.5 million from $52.2 million for the same period in 2003. Corresponding net income per diluted share increased 3.4 percent to $0.61 for the nine months ended September 30, 2004 compared to $0.59 for the same period in 2003 on 7.0 percent additional shares outstanding.

DeBenedictis said that the impact of the extraordinary rainfall in parts of its service territory was offset by customer growth and rate awards. "Increased revenue was due to the addition of our newly-acquired Heater Utilities system in North Carolina purchased in June 2004, our AquaSource properties acquired in August 2003, and former Florida Water Services customers acquired in June 2004," said DeBenedictis.

Further supplementing customer growth were seven "tuck-in" acquisitions completed by Aqua America subsidiaries during the third quarter, 22 in total since January. "So far this year we're averaging more than a half dozen tuck-ins per quarter, which is a nice complement to the three larger acquisitions we completed since last summer," said DeBenedictis.

"This has been a very busy year for rate awards. We've already received rate awards in Pennsylvania, Illinois, Ohio, New Jersey, and other states totaling approximately $20 million in annualized revenue. In addition, the company's infrastructure improvement charges have added $1.7 million in incremental revenue in 2004. Three other rate filings, which collectively represent approximately $16.7 million in annualized revenue are in process in North Carolina, Illinois and Texas. In Texas, regulations have allowed us to implement the increase in August 2004 pending an adjustment at the conclusion of the case."

At its meeting on August 3, 2004, the Board of Directors voted to increase the quarterly common stock cash dividend to shareholders by 8.3 percent to $0.13 per share, an annualized rate of $0.52 per share. This increase will be effective with the December 1, 2004 cash dividend payment and is available to shareholders of record on November 15, 2004. The increase is the company's fourteenth in 13 years.

The company's conference call with analysts is today at 11:00 a.m. Eastern Standard Time. The call will be webcast so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company's Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay for 10 business days after the call, beginning at 12:00 p.m. Tuesday, November 2, 2004 through Tuesday, November 16, 2005. The dial-in telephone number for the audio replay is (877) 519 - 4471 (PIN#: 4986611).

Aqua America, Inc. is the largest U.S.-based publicly-traded water utility, serving more than 2.5 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, New York, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol "WTR". The company has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

This release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.

The following table shows selected operating data for the quarters and nine months ended September 30, 2004 and 2003 (in thousands, except per share data) for Aqua America, Inc. All share and per share data for 2003 results have been restated to reflect the December 1, 2003 five-for-four stock split.

                                                               (Unaudited)

                                                Quarter Ended             Nine Months Ended
                                                September 30,               September 30,
                                            --------------------        --------------------
                                              2004        2003            2004       2003
                                            --------    --------        --------    --------
Operating revenues                          $120,305    $102,153        $326,597    $266,021
                                            ====================        ====================

Operating income                            $ 50,997    $ 46,302        $127,914    $114,038
                                            ====================        ====================

Net income available to common stock        $ 24,087    $ 23,620        $ 57,533    $ 52,179
                                            ====================        ====================

Net income per common share:
   Basic                                    $   0.26    $   0.26        $   0.62    $   0.60
                                            ====================        ====================
   Diluted                                  $   0.26    $   0.26        $   0.61    $   0.59
                                            ====================        ====================

Average common shares outstanding:
   Basic                                      93,065      89,528          92,874      86,853
                                            ====================        ====================
   Diluted                                    94,023      90,350          93,884      87,782
                                            ====================        ====================




                                      ###

                                 Aqua America, Inc. and Subsidiaries
                     Consolidated Statements of Income and Comprehensive Income
                              (In thousands, except per share amounts)
                                             (Unaudited)

                                                           Quarter Ended         Nine Months Ended
                                                           September 30,           September 30,
                                                       --------------------    --------------------
                                                         2004        2003        2004        2003
                                                       --------    --------    --------    --------
Operating revenues                                     $120,305    $102,153    $326,597    $266,021

Cost & expenses:
    Operations and maintenance                           46,526      36,777     132,840      98,470
    Depreciation                                         14,112      12,628      41,292      35,439
    Amortization                                          1,177         889       3,096       2,251
    Taxes other than income taxes                         7,493       5,557      21,455      15,823
                                                       --------    --------    --------    --------
Total                                                    69,308      55,851     198,683     151,983
                                                       --------    --------    --------    --------

Operating income                                         50,997      46,302     127,914     114,038

Other expense (income):
    Interest expense, net                                12,346      11,722      35,584      32,985
    Allowance for funds used during construction           (695)       (613)     (2,028)     (1,489)
    Gain on sale of other assets                           (491)     (4,194)       (967)     (4,414)
                                                       --------    --------    --------    --------
Income before income taxes                               39,837      39,387      95,325      86,956
Provision for income taxes                               15,750      15,764      37,792      34,769
                                                       -------     --------    --------    --------
Net income                                               24,087      23,623      57,533      52,187
Dividends on preferred stock                                  -           3           -           8
                                                       --------    --------    --------    --------
Net income available to common stock                   $ 24,087    $ 23,620    $ 57,533    $ 52,179
                                                       ========    ========    ========    ========

Net income                                             $ 24,087    $ 23,623    $ 57,533    $ 52,187
Other comprehensive income (loss), net of tax:
    Unrealized gain on securities                             -           7          59         156
    Reclassification adjustment for gains
        reported in net income                                -         (71)       (230)        (82)
                                                       --------    --------    --------    --------
Comprehensive income                                   $ 24,087    $ 23,559    $ 57,362    $ 52,261
                                                       ========    ========    ========    ========

Net income per common share:
   Basic                                               $   0.26    $   0.26    $   0.62    $   0.60
   Diluted                                             $   0.26    $   0.26    $   0.61    $   0.59

Average common shares outstanding:
   Basic                                                 93,065      89,528      92,874      86,853
                                                       ========    ========    ========    ========
   Diluted                                               94,023      90,350      93,884      87,782
                                                       ========    ========    ========    ========

                           Aqua America, Inc. and Subsidiaries
                          Condensed Consolidated Balance Sheets
                                (In thousands of dollars)
                                       (Unaudited)

                                                        September 30,         December 31,
                                                            2004                 2003
                                                         ----------           ----------
Net property, plant and equipment                        $2,019,292           $1,824,291
Current assets                                              103,304               83,969
Regulatory assets and other assets                          176,187              161,476
                                                         ----------           ----------
                                                         $2,298,783           $2,069,736
                                                         ==========           ==========


Stockholders' equity                                     $  681,206           $  659,030
Long-term debt, excluding current portion                   772,225              696,666
Current portion of long-term debt and loans payable         188,968              135,845
Other current liabilities                                    96,820               96,156
Deferred credits and other liabilities                      559,564              482,039
                                                         ----------           ----------
                                                         $2,298,783           $2,069,736
                                                         ==========           ==========